Exhibit 10.29

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality.  Such omitted portions, which are marked with brackets [  ] and an asterisk *, have been separately filed with the Commission.

AMENDMENT No. 1 TO
RUSH PAYMENTS AGREEMENT

THIS AMENDMENT, dated as of October 27, 2003, by and between Acorda Therapeutics, Inc. (“Acorda”) and Elan Corporation, plc. (“Elan”) amends the Rush Payments Agreement effective as of September 26, 2003 (the “Payments Agreement”) by and between Acorda and Elan.

W I T N E S S E T H:

WHEREAS, Acorda and Elan desire to amend certain provisions relating to the timing of payments under the Payments Agreement upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

1.             Paragraph 2 (a) of the Payments Agreement is hereby amended and restated in its entirety to read as follows:

“(a)         Each of Acorda and Elan shall be responsible for [**] of any milestone payments payable to Rush under Section 5.2 (a) or 5.2 (b) of the Rush/Acorda License. Accordingly, if the milestone events set forth in either Section 5.2 (a) or Section 5.2 (b) of the Rush/Acorda License are achieved, (x) Acorda shall so advise Elan in writing upon achievement of the applicable milestone event, and (y) Elan shall pay Acorda an amount equal to [**]of the applicable milestone payment within twenty-five (25) days after receipt of such notice as Elan’s share of such payment.”

2.             Paragraph 2 (b) of the Payments Agreement is hereby amended and restated in its entirety to read as follows:

“(b)         Elan shall be responsible for [**] of any milestone payments payable to Rush under Section 5.2 (c) of the Rush/Acorda License. Accordingly, if the milestone event set forth in Section 5.2 (c) of the Rush/Acorda License is achieved, Acorda shall so advise Elan in writing upon achievement of the applicable milestone event and Elan shall pay Acorda an amount equal to [**] of the applicable milestone payment within twenty-five (25) days after receipt of such notice.”

3.             Except as expressly amended by this Amendment, all of the provisions of the Payments Agreement shall remain in full force and effect.  All references to the Payments Agreement, from and after the date hereof, shall be to the Payments Agreement as amended by this Amendment.

4.             This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

Acorda Therapeutics, Inc.

By:	/s/ Ron Cohen
Name:	Ron Cohen
Title:	President and CEO

Elan Corporation, plc.

By:	/s/
Name:
Title:

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